Exhibit 10.25

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is entered into as of the 16th day of August, 2010, by and between Spectrum Brands, Inc., a Delaware corporation (the “Company”) and Terry L. Polistina (the “Executive”).

WHEREAS, on June 16, 2010, the Company consummated that certain Agreement and Plan of Merger dated February 9, 2010 with Russell Hobbs, Inc., a Delaware corporation (Russell Hobbs), Spectrum Brands Holdings, Inc., a Delaware corporation (“Parent”), Battery Merger Corp., a Delaware corporation, and Grill Merger Corp., a Delaware corporation (the “Merger Agreement”) whereby Russell Hobbs became a subsidiary of the Company;

WHEREAS, the Company and the Executive wish to replace in its entirety the terms of Executive’s December 30, 2008 Amended and Restated Employment Agreement with Russell Hobbs, formerly known as Salton, Inc. (the “Prior Agreement”) as the Company desires to employ the Executive upon the terms and conditions set forth herein; and

WHEREAS, the Executive is willing and able to accept such employment on such terms and conditions;

WHEREAS, following the execution of this Agreement, the Prior Agreement will be of no further force and effect and neither the Company nor Executive will have any further rights or obligations thereunder; and

WHEREAS, Executive’s continued employment with the Company is expressly conditioned upon the agreement by the Executive to the terms and conditions of such employment as contained in this Agreement.

NOW, THEREFORE, in consideration of the promises and mutual agreements contained herein (promises that include benefits to which Executive would not otherwise be entitled or receive), and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Executive hereby agree as follows:

1.      Employment Duties and Acceptance. The Company hereby employs the Executive, and the Executive agrees to serve and accept employment with the Company at the level of business segment President. Initially, the Executive shall be President of the Company’s Small Appliances business segment, although that segment is subject to change in the discretion of the Chief Executive Officer of the Company. The Executive reports directly to the Chief Executive Officer of the Company. During the Term (as

defined below) the Executive shall devote all of his working time to such employment, and shall devote his best efforts to advance the interests of the Company. The Executive understands that his role may also, at the discretion of the Company, involve serving in a like position with Parent, the Company’s ultimate Parent entity.

2.      Term of Employment. Subject to earlier termination of employment under Section 4 hereof, the Executive’s employment and appointment hereunder shall be for a term commencing on the date hereof and expiring on September 30, 2012 (the “Initial Term”). Upon expiration of the Initial Term and subject to termination of employment under Section 4 hereof, this Agreement shall automatically extend for successive renewal periods of one (1) year, unless either party provides written notice at least ninety (90) days prior of its intention not to extend the Term (“Renewal Term(s)”). The Initial Term and any Renewal Terms shall be collectively referred to as the “Term”.

3.      Compensation. So long as Executive’s employment has not been terminated pursuant to Section 4 hereof, in consideration of the performance by the Executive of his duties hereunder, the Company shall pay or provide to the Executive the following compensation and such other compensation as the Board of Directors of the Company or the Parent (the “Board”) may determine which the Executive agrees to accept in full satisfaction for his services:

(a)	Base Salary. The Executive shall receive a base salary of Five Hundred Thousand Dollars ($500,000) per annum (effective as of June 16, 2010) for the duration of the Term (“Base Salary”), which Base Salary shall be paid in equal semi-monthly installments each year, to be paid semi-monthly in arrears. The Board will review from time to time the Base Salary payable to the Executive hereunder and may, in its discretion, increase the Executive’s Base Salary. Any increased Base Salary shall become the “Base Salary” for purposes of this Agreement.

(b)

Bonus. The Executive shall receive a bonus for each fiscal year ending during the Term, payable annually in arrears, which shall be based on Seventy Five Percent (75%) of Base Salary paid during such fiscal year, provided the Company achieves certain annual performance goals established by the Board from time to time (the “Bonus”). The Board may, in its discretion, increase the annual Bonus. Any such increased annual Bonus shall be and become the “Bonus” for such fiscal year for purposes of this Agreement. The Incentive Bonus shall be payable in cash in accordance with customary practices, but not later than the March 15 immediately following the end of the calendar year to which the applicable Incentive Bonus relates. Except as specifically set forth herein, as a condition precedent to the payment of the Bonus, the Executive must remain employed with the Company on the date the Bonus is paid. Notwithstanding the foregoing, commencing with fiscal year 2011, to the extent that

Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), may be applicable, such Bonus shall be subject to, and contingent upon, such shareholder approval as is necessary to cause the Bonus to qualify as “performance-based compensation” under Section 162(m) of the Code and the regulations promulgated thereunder as well as approval of this Section 3(b) by the Compensation Committee of the Company and any other required committees.

(c)	Insurance Coverages. The Executive shall be entitled to such insurance and all other benefits as are generally made available by the Company to its executive officers.

(d)	Existing Stock-Based Awards. All restricted stock unit awards previously granted to the Executive shall remain in full force and effect in accordance with their terms.

(e)	New Stock Based Award. Subject to the Executive’s continued employment with the Company: (i) in fiscal year 2011, the Executive shall receive a grant of stock awards for fiscal year 2011 consisting of 77,778 restricted stock units covering common shares of the Parent (the “RSUs”) and options to purchase 33,333 shares of common stock of the Parent (the “Options”) and (ii) in fiscal year 2012, the Executive shall receive a grant for fiscal year 2012 of 77,778 RSUs and 33,333 Options. The vesting of the RSUs and the Options will be subject to time and performance based vesting and shall be subject to the terms and conditions as more fully set forth on Exhibit A, attached hereto. For the avoidance of doubt, the Executive will not be entitled to the grant of RSUs or Options following the termination of his employment with the Company.

(f)	Vacation. The Executive shall be entitled to four (4) weeks vacation each year.

(g)	Other Expenses. The Executive shall be entitled to reimbursement of all reasonable and documented expenses actually incurred or paid by the Executive in the performance of the Executive’s duties under this Agreement, upon presentation of expense statements, vouchers or other supporting information in accordance with Company policy. All expense reimbursements and other perquisites of the Executive are reviewable periodically by the Compensation Committee of the Board.

(h)

Vehicle. Pursuant to the Company’s policy for use of vehicles by executives, Executive shall be provided the use of a leased vehicle. Unless the Executive’s employment is terminated by the Company for Cause or by the Executive pursuant to Section 4(d), Executive shall be permitted to drive his Company vehicle for the duration of the 12-month period following termination; at the end of such 12-month period, Executive will be permitted to purchase his Company vehicle at book value as of such date.

(i)	D&O Insurance. The Executive shall be entitled to indemnification from the Company to the maximum extent provided by law, but not for any action, suit, arbitration or other proceeding (or portion thereof) initiated by the Executive, unless authorized or ratified by the Board. Such indemnification shall be covered by the terms of the Company’s policy of insurance for directors and officers in effect from time to time (the “D&O Insurance”). Copies of the Company’s charter, by-laws and D&O Insurance will be made available to the Executive upon request.

(j)	Legal Fees. The Company shall pay the Executive’s actual and reasonable legal fees incurred in connection with the preparation of this Agreement.

4.      Termination.

(a)	Termination by the Company with Cause. The Company shall have the right at any time to terminate the Executive’s employment hereunder upon written notice upon the occurrence of any of the following (any such termination being referred to as termination for “Cause”):

(i)	the commission by the Executive of any deliberate and premeditated act taken by the Executive in bad faith against the interests of the Company;

(ii)	the Executive has been convicted of, or pleads nolo contendere with respect to any felony, or of any lesser crime or offense having as its predicate element fraud, dishonesty or misappropriation of the property of the Company;

(iii)	the habitual drug addiction or intoxication of the Executive which negatively impacts his job performance or the Executive’s failure of a company-required drug test;

(iv)	the willful failure or refusal of the Executive to perform his duties as set forth herein or the willful failure or refusal to follow the direction of the CEO or the Board, provided such failure or refusal continues after thirty (30) days of the receipt of notice in writing from the Board of such failure or refusal, which notice refers to this Section 4(a) and indicates the Company’s intention to terminate the Executive’s employment hereunder if such failure or refusal is not remedied within such thirty (30) day period; or

(v)	the Executive materially breaches any of the terms of this Agreement or any other agreement between the Executive and the Company which breach is not cured within thirty (30) days subsequent to notice from the Company to the Executive of such breach, which notice refers to this Section 4(a) and indicates the Company’s intention to terminate the Executive’s employment hereunder if such breach is not cured within such thirty (30) day period.

If such definition of termination for “Cause” set forth above conflicts with such definition in the Executive’s time based or performance based stock option or restricted stock agreements (collectively, the “Stock Agreements”), or any agreements referred to therein, the definition set forth herein shall control.

(b)	Termination by Company for Death or Disability. The Company shall have the right at any time to terminate the Executive’s employment hereunder upon thirty (30) days prior written notice upon the Executive’s inability to perform his duties hereunder by reason of any mental, physical or other Disability for a period of at least six (6) consecutive months (for purposes hereof, “Disability” has the same meaning as in the Company’s disability policy), if within 30 days after such notice of termination is given, the Executive shall not have returned to the full-time performance of his duties. The Company’s obligations hereunder shall, subject to the provisions of Section 5(b), also terminate upon the death of the Executive.

(c)	Termination by Company without Cause. The Company shall have the right at any time to terminate the Executive’s employment for any other reason without Cause upon sixty (60) days prior written notice or immediately with payment of base salary in lieu of notice thereof to the Executive. Any failure by the Company to renew the Term of this Agreement shall be deemed a termination by the Company without Cause as of the expiration of the Term for all purposes of this Agreement.

(d)	Voluntary Termination by Executive. The Executive shall be entitled to voluntarily terminate his employment without Good Reason hereunder upon sixty (60) days prior written notice to the Company. Any such termination shall be treated as a termination by the Company for “Cause” under Section 5.

(e)	Termination by the Executive for Good Reason. The Executive shall be entitled to terminate his employment and appointment hereunder upon the occurrence of Good Reason. Any such termination shall be treated as a termination by the Company without Cause. For this purpose, a “Good Reason” shall mean:

(i)	any reduction, not consented to by Executive, in Executive’s Base Salary or target annual bonus opportunity then in effect;

(ii)	the relocation, not consented to by Executive, of the Company’s office at which Executive is principally employed as of the date hereof to a location more than seventy five (75) miles from such office, or the requirement by the Company that Executive be based at an office other than the Company’s office at such location on an extended basis, except for required travel on the Company’s business to an extent substantially consistent with Executive’s business travel obligations;

(iii)	a substantial diminution or other substantive adverse change, not consented to by Executive, in the nature or scope of Executive’s responsibilities, authorities, powers, functions or duties;

(iv)	a breach by the Company of any of its other material obligations under this Agreement and the failure of the Company to cure such breach within thirty (30) days after written notice thereof by Executive; or

(v)	the failure of the Company to obtain the agreement from any successor to the Company to assume and agree to perform this Agreement provided, however, that in each case, Executive may not terminate his employment for Good Reason unless Executive (A) provides the Company with 30 days advance written notice of his intent to resign for Good Reason, (B) such notice is given within 60 days of the events or circumstances claimed to give rise to Good Reason, (C) the Company fails to cure such alleged violation during such 30 day period and (D) if the Company fails to cure such alleged violation, Executive must terminate his employment within six months of the initial occurrence of the facts or circumstances giving rise to Good Reason.

For purposes of any stock option agreements or restricted stock award agreements, termination for Good Reason shall be treated as a termination of employment by the Company without “Cause.”

(f)	Notice of Termination. Any termination (except due to the death of the Executive) shall be communicated by Notice of Termination to the other party hereto given in accordance with Section 8. For purposes of this Agreement, a “Notice of Termination” means a written notice given prior to the termination which (i) indicates the specific termination provision in this Agreement relied upon, (ii) sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated and (iii) if the termination date is other than the date of receipt of such notice, specifies the termination date of this Agreement (which date shall be not more than fifteen (15) days after the giving of such notice, unless a longer notice is required pursuant to another section of this Agreement). The failure by the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Cause shall not waive any right of the Company hereunder or preclude the Company from asserting such fact or circumstance in enforcing its rights under this Agreement.

(g)	Upon termination of the Executive’s employment with the Company, unless the Company requests otherwise, the Executive shall be deemed to have resigned, effective immediately, from all directorships and other positions he held with the Company and its affiliates and the Executive shall execute any documents reasonably required to effectuate the foregoing

5.      Effect of Termination of Employment.

(a)	Termination by the Company with Cause or Voluntarily by the Executive. If the Executive’s employment is terminated by the Company with Cause or if Executive voluntarily terminates his employment hereunder (except for Good Reason), the Executive’s salary and other benefits specified in Section 3 shall cease at the time of such termination, and the Executive shall not be entitled to any compensation specified in Section 3 which was not required to be paid prior to such termination, provided, however, that the Executive shall be entitled to continue to participate in the Company’s medical benefit plans to the extent required by law Upon any such termination of employment, the Company shall promptly pay to the Executive accrued salary and vacation pay, reimbursement for expenses incurred through the date of termination in accordance with Company policy, and accrued benefits through the Company’s benefit plans, programs and arrangements.

(b)	Without Cause, or for Good Reason, Death or Disability. If the Executive’s employment is terminated (a) by the Company without

Cause, (b) by Executive for Good Reason or (c) by reason of death or by the Company for Disability, and the Executive executes a separation agreement with a release of claims agreeable to the Company (to the extent that the Executive is physically and mentally capable to execute such an agreement)within 30 days of such termination of employment, the Executive’s salary and other benefits specified in Section 3 shall cease at the time of such termination, and the Executive shall not be entitled to any compensation specified in Section 3 which was not required to be paid prior to such termination, provided, however, the Company shall pay the Executive the amounts and provide the Executive the benefits as follows:

(i)	The Company shall pay to the Executive as severance, an amount in cash equal to double the sum of (i) the Executive’s Base Salary, and (ii) the annual Bonus (if any) earned by the Executive pursuant to any annual bonus or incentive plan maintained by the Company in respect of the fiscal year ending immediately prior to the fiscal year in which the termination occurs, such cash amount to be paid to the Executive ratably monthly in arrears over the 24-month period immediately following such termination. Additionally, the Company shall promptly pay to the Executive in cash following a termination under this Section 5(b) a pro rata portion of the annual Bonus applicable to the fiscal year in which termination occurs based on the amount the Executive would have earned for the fiscal year in which termination occurs if the Executive’s employment had not ceased. Such pro-ration shall be based on the number of weeks the Executive worked during such fiscal year prior to such termination divided by 52. Payment of this pro-rated Bonus amount will be made in cash at the same time which a Bonus would have been paid to the Executive for the fiscal year in which termination occurs if the Executive had not terminated employment with the Company. Payments otherwise receivable by the Executive pursuant to this Section 5(b)(i) shall cease immediately upon the discovery by the Company of the Executive’s breach of the covenants contained in Section 6 or 7 hereof

(ii)

For the 24-month period immediately following such termination, the Company shall arrange to provide the Executive and his dependents the additional benefits specified in Section 3(c) substantially similar to those provided to the Executive and his dependents by the Company immediately prior to the date of termination, at no greater cost to the Executive or the Company than the cost to the Executive and the Company immediately prior to such date. Benefits otherwise receivable by the Executive pursuant to this Section 5(b)(ii) shall cease immediately upon the discovery by the Company of the Executive’s breach of the covenants contained in Section 6 or 7 hereof. In addition, benefits otherwise receivable by the Executive pursuant to this Section 5(b)(ii) shall be reduced to the extent benefits of the same type are received by or made available to the Executive during the 24-month period following the Executive’s termination of employment (and any such benefits received by or made available to the Executive shall be reported to the Company by the Executive); provided, however, that the Company shall reimburse the Executive for the excess, if any, of the cost of such benefits to the Executive over such cost immediately prior to the date of termination.

(iii)	The Executive’s accrued vacation (determined in accordance with Company policy) at the time of termination shall be paid as soon as reasonably practicable.

(iv)	If the Executive’s employment with the Company terminates during the Term, the Executive shall not be required to seek other employment or to attempt in any way to reduce any amounts payable to the Executive by the Company pursuant to this Section 5, and there shall be no reduction or offset of such payments following Executive’s obtaining any other employment.

6.      Agreement Not to Compete.

(a)

The Executive agrees that during the Non-Competition Period (as defined below), he will not, directly or indirectly, in any capacity, either separately, jointly or in association with others, as an officer, director, consultant, agent, employee, owner, principal, partner or stockholder of any business, or in any other capacity, provide services of the same or similar kind or nature that he provides to the Company to, or have a financial interest in (excepting only the ownership of not more than 1% of the outstanding securities of any class listed on an exchange or the Nasdaq Stock Market), any competitor of the Company (which means any person or organization that is in the business of or makes money from designing, developing, or selling products or services similar to those products and services developed, designed or sold by the Company); provided, however, that the Executive may provide services to or have a financial interest in a business that competes with the Company if his employment or financial interest is with a separately managed or operated division or affiliate of such business that does not compete with the Company. The “Non-Competition Period” is period of the Executive’s employment hereunder plus a period of two (2) years immediately thereafter. In recognition, acknowledgement and agreement that the Company’s business and operations extend throughout North America and beyond, the parties agree that the geographic scope of this covenant not to compete shall extend to North America.

(b)	Without limiting the generality of clause (a) above, the Executive further agrees that during the Non-Competition Period, he will not, directly or indirectly, in any capacity, either separately, jointly or in association with others, solicit divert, take away, or attempt to solicit, divert, or take away or otherwise contact any of the Company’s customers with whom the Executive had contact, responsibility for, or had acquired confidential information about by virtue of his or her employment with the Company at any time during his or her employment, if such contact is for the general purpose of selling products that satisfy the same general needs as any products that the Company had available for sale to its customers during the Non-Competition Period.

(c)	The Executive agrees that during the Non-Competition Period, he shall not (i) contact in order to induce, solicit or encourage any person to leave the Company’s employ and (ii) hire any person who is an employee or consultant under contract with the Company or who was an employee or consultant during the six month period preceding such activity, without the Company’s written consent. Nothing in this paragraph is meant to prohibit an employee of the Company that is not a party to this Agreement from becoming employed by another organization or person.

(d)	The Non-Competition Period shall be tolled by and automatically extended by the length of a breach by the Executive. If a court determines that the foregoing restrictions are too broad or otherwise unreasonable under applicable law, including with respect to time or space, the court is hereby requested and authorized by the parties hereto to revise the foregoing restrictions to include the maximum restrictions allowed under the applicable law.

(e)	The Executive hereby agrees not to defame or disparage the Company, its affiliates and their respective officers, directors, members or employees. The Executive hereby agrees to cooperate with the Company and its affiliates, upon reasonable request, in refuting any defamatory or disparaging remarks by any third party made in respect of the Company or its affiliates or their directors, members, officers or employees.

(f)	For purposes of this Section 6 and Section 7, the “Company” refers to the Company and any incorporated or unincorporated affiliates of the Company.

7.      Secret Processes and Confidential Information.

(a)	The Executive agrees to hold in strict confidence and, except as the Company may authorize or direct, not disclose to any person or use (except in the performance of his services hereunder) any confidential information or materials received by the Executive from the Company and any confidential information or materials of other parties received by the Executive in connection with the performance of his duties hereunder. For purposes of this Section 7(a), confidential information or materials shall include existing and potential customer information, existing and potential supplier information, product information, design and construction information, pricing and profitability information, financial information, sales and marketing strategies and techniques and business ideas or practices. The restriction on the Executive’s use or disclosure of the confidential information or materials shall remain in force during the Executive’s employment hereunder and until the earlier of (x) a period of seven (7) years thereafter or (y) such information is of general knowledge in the industry through no fault of the Executive or any agent of the Executive. The Executive also agrees to return to the Company promptly upon its request any Company information or materials in the Executive’s possession or under the Executive’s control. This Section 7(a) is not intended to preclude Executive from being gainfully employed by another. Rather, it is intended to prohibit Executive from using the Company’s confidential information or materials in any subsequent employment or employment undertaken that is not for the benefit of the Company during the identified period.

(b)

The Executive will promptly disclose to the Company and to no other person, firm or entity all inventions, discoveries, improvements, trade secrets, formulas, techniques, processes, know-how and similar matters, whether or not patentable and whether or not reduced to practice, which are conceived or learned by the Executive during the period of the Executive’s employment with the Company, either alone or with others, which relate to or result from the actual or anticipated business or research of the Company or which result, to any extent, from the Executive’s use of the Company’s premises or property (collectively called the “Inventions”). The Executive acknowledges and agrees that all the

Inventions shall be the sole property of the Company, and the Executive hereby assigns to the Company all of the Executive’s rights and interests in and to all of the Inventions, it being acknowledged and agreed by the Executive that all the Inventions are works made for hire. The Company shall be the sole owner of all domestic and foreign rights and interests in the Inventions. The Executive agrees to assist the Company at the Company’s expense to obtain and from time to time enforce patents and copyrights on the Inventions.

(c)	Upon the request of, and, in any event, upon termination of the Executive’s employment with the Company for any reason, the Executive shall promptly deliver to the Company all documents, data, records, notes, drawings, manuals and all other tangible information in whatever form which pertains to the Company, and the Executive will not retain any such information or any reproduction or excerpt thereof. Nothing in this Agreement or elsewhere shall prevent the Executive from retaining his desk calendars, address book and rolodex.

(d)	Nothing in this Section 7 diminishes or limits any protection granted by law to trade secrets or relieves the Executive of any duty not to disclose, use or misappropriate any information that is a trade secret for as long as such information remains a trade secret.

8.      Notices. All notices or other communications hereunder shall be in writing and shall be deemed to have been duly given (a) when delivered personally, (b) upon confirmation of receipt when such notice or other communication is sent by facsimile or telex, (c) one day after delivery to an overnight delivery courier, or (d) on the fifth day following the date of deposit in the United States mail if sent first class, postage prepaid, by registered or certified mail. The addresses for such notices shall be as follows:

(a)	For notices and communications to the Company:

Spectrum Brands, Inc.

601 Rayovac Drive

Madison, WI 53711

Facsimile: (608) 278-6363

Attention: General Counsel

(b)	For notices and communications to the Executive: at the address set forth in the records of the Company, as updated at the request of the Executive from time to time.

Any party hereto may, by notice to the other, change its address for receipt of notices hereunder.

9.      Section 409A.

(a)	This Agreement is intended to satisfy the requirements of Section 409A of the Code (“Section 409A”) with respect to amounts, if any, subject thereto and shall be interpreted and construed and shall be performed by the parties consistent with such intent. This Agreement may be amended at any time, without the consent of the Executive, to avoid the application of Section 409A in a particular circumstance or to satisfy any of the requirements under Section 409A. Notwithstanding the foregoing, the Executive shall be solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on or for the account of the Executive in connection with payments and benefits provided in accordance with the terms of this Agreement (including any taxes and penalties under Section 409A of the Code), and neither the Company nor any of its affiliates shall have any obligation to indemnify or otherwise hold the Executive (or any beneficiary) harmless from any or all of such taxes or penalties.

(b)	Notwithstanding anything in this Agreement to the contrary, the following special rule shall apply, if and to the extent required by Section 409A, in the event that (i) the Executive is deemed to be a “specified employee” within the meaning of Section 409A(a)(2)(B)(i), (ii) amounts or benefits under this Agreement or any other program, plan or arrangement of the Company or a controlled group affiliate thereof are due or payable on account of “separation from service” within the meaning of Treasury Regulations Section 1.409A-1(h) and (iii) the Executive is employed by a public company or a controlled group affiliate thereof: no payments hereunder that are “deferred compensation” subject to Section 409A shall be made to the Executive prior to the date that is six (6) months after the date of the Executive’s separation from service or, if earlier, the Executive’s date of death; following any applicable six (6) month delay, all such delayed payments will be paid in a single lump sum on the earliest permissible payment date.

(c)

Any payment or benefit due upon a termination of the Executive’s employment that represents a “deferral of compensation” within the meaning of Section 409A shall be paid or provided to the Executive only upon a “separation from service” as defined in Treas. Reg. § 1.409A-1(h). Each payment made under this Agreement shall be deemed to be a separate payment for purposes of Section 409A. Amounts payable under this Agreement shall be deemed not to be a “deferral of compensation” subject to Section 409A to the extent provided in the exceptions in Treasury

Regulation §§ 1.409A-1(b)(4) (“short-term deferrals”) and (b)(9) (“separation pay plans,” including the exception under subparagraph (iii)) and other applicable provisions of Treasury Regulation § 1.409A-1 through A-6.

(d)	Notwithstanding anything to the contrary in Agreement, any payment or benefit under this Agreement or otherwise that is exempt from Section 409A pursuant to Treasury Regulation § 1.409A-1(b)(9)(v)(A) or (C) (relating to certain reimbursements and in-kind benefits) shall be paid or provided to the Executive only to the extent that the expenses are not incurred, or the benefits are not provided, beyond the last day of the second calendar year following the calendar year in which the Executive’s “separation from service” occurs; and provided further that such expenses are reimbursed no later than the last day of the third calendar year following the calendar year in which the Executive’s “separation from service” occurs. To the extent any indemnification payment, expense reimbursement, or the provision of any in-kind benefit is determined to be subject to Section 409A (and not exempt pursuant to the prior sentence or otherwise), the amount of any such indemnification payment or expenses eligible for reimbursement, or the provision of any in-kind benefit, in one calendar year shall not affect the indemnification payment or provision of in-kind benefits or expenses eligible for reimbursement in any other calendar year (except for any life-time or other aggregate limitation applicable to medical expenses), and in no event shall any indemnification payment or expenses be reimbursed after the last day of the calendar year following the calendar year in which the Executive incurred such indemnification payment or expenses, and in no event shall any right to indemnification payment or reimbursement or the provision of any in-kind benefit be subject to liquidation or exchange for another benefit.

10.      General.

(a)	Governing Law. This Agreement shall be construed under and governed by the laws of the State of Delaware, without reference to its conflicts of law principles. The parties hereby consent to service of process at the address set forth in Section 8 hereof.

EACH PARTY HEREBY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A JURY TRIAL IN RESPECT OF ANY CLAIM, SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT.

(b)	Amendment; Waiver. This Agreement may be amended, modified, superseded, canceled, renewed or extended, and the terms hereof may be waived, only by a written instrument executed by all of the parties hereto or, in the case of a waiver, by the party waiving compliance. The failure of any party at any time or times to require performance of any provision hereof shall in no manner affect the right at a later time to enforce the same. No waiver by any party of the breach of any term or covenant contained in this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such breach, or a waiver of the breach of any other term or covenant contained in this Agreement.

(c)	Successors and Assigns. This Agreement shall be binding upon the Executive, without regard to the duration of his employment by the Company or reasons for the cessation of such employment, and inure to the benefit of his administrators, executors, heirs and assigns, although the obligations of the Executive are personal and may be performed only by him. This Agreement shall also be binding upon and inure to the benefit of the Company and its subsidiaries, successors and assigns, including any corporation with which or into which the Company or its successors may be merged or which may succeed to their assets or business.

(d)	Entire Agreement. This Agreement and the schedule hereto constitute the entire understanding of the parties hereto with respect to the subject matter hereof and supersede all prior negotiations, discussions, writings and agreements between them with respect to the subject matter hereof, including, but not limited to the Prior Employment Agreement.

(e)	Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument. Signatures delivered by facsimile (including by “pdf”) shall be deemed effective for all purposes.

(f)	Non-exclusivity of Rights. Nothing in this Agreement shall prevent or limit the Executive’s continuing or future participation during his employment hereunder in any benefit, bonus, incentive or other plan or program provided by the Company or any of its affiliates and for which the Executive may qualify, except for any severance plan, program, policy or arrangement. Amounts which are vested benefits or which the Executive is otherwise entitled to receive under any plan or program of the Company or any affiliated company at or subsequent to the date of the Executive’s termination of employment with the Company shall, subject to the terms hereof or any other agreement entered into by the Company and the Executive on or subsequent to the date hereof, be payable in accordance with such plan or program.

(g)	Mitigation. In no event shall the Executive be obligated to seek other employment by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement. In the event that the Executive shall give a Notice of Termination for Good Reason and it shall thereafter be determined that Good Reason did not exist, the employment of the Executive shall, unless the Company and the Executive shall otherwise mutually agree, be deemed to have terminated, at the date of giving such purported Notice of Termination, and the Executive shall be entitled to receive only those payments and benefits which he would have been entitled to receive at such date had he terminated his employment voluntarily at such date under Section 4(d) of this Agreement.

(h)	Equitable Relief. The Executive expressly agrees that breach of any provision of Sections 6 or 7 of this Agreement would result in irreparable injuries to the Company, that the remedy at law for any such breach will be inadequate and that upon breach of such provisions, the Company, in addition to all other available remedies, shall be entitled as a matter of right to injunctive relief in any court of competent jurisdiction without the necessity of posting bond or proving the actual damage to the Company. If the Company or one of its affiliates shall institute any action or proceeding to enforce any such restrictive covenant, the Executive hereby waives the claim or defense that the Company or such affiliate has an adequate remedy at law and agrees not to assert in any such action or proceeding the claim or defense that the Company has an adequate remedy at law. The foregoing shall not prejudice the Company’s right to seek any other relief to which it may be entitled.

(i)

Severability. Sections 6(a), 6(b), 6(c), 7(a), 7(b) and 10(i) of this Agreement shall be considered separate and independent from the other sections of this Agreement and no invalidity of any one of those sections shall affect any other section or provision of this Agreement. However, because it is expressly acknowledged that the pay and benefits provided under this Agreement are provided, at least in part, as consideration for the obligations imposed upon Executive under Sections 6(a), 6(b), 6(c), 7(a) and 7(b), should Executive challenge those obligations or any court of competent jurisdiction determine that any of the provisions under these Sections is unlawful or unenforceable, such that Executive need not honor those provisions, then Executive shall not receive the pay and benefits, provided for in this Agreement following termination, (or if he has already received severance pay or benefits, Executive shall be required to repay such severance pay and benefits to the Company within 10 days of written demand by the Company) if otherwise available to Executive, irrespective of the reason for the end of Executive’s employment. Except as set forth in the preceding two sentences, if any provision of this Agreement or the application thereof is held invalid, the invalidity shall not affect other provisions or applications of this Agreement which can be given effect without the invalid provisions or applications and to this end the provisions of this Agreement are declared to be severable.

(j)	No Construction Against Drafter. The parties acknowledge and agree that each party has reviewed and negotiated the terms and provisions of this Agreement and has had the opportunity to contribute to its revision. Accordingly, the rule of construction to the effect that ambiguities are resolved against the drafting party shall not be employed in the interpretation of this Agreement. Rather, the terms of this Agreement shall be construed fairly as to both parties and not in favor or against either party.

(k)	Cooperation. The Executive agrees to cooperate with the Company, during the Term and for the six years immediately thereafter, by being reasonably available to testify on behalf of the Company or any Affiliate in any action, suit, or proceeding, whether civil, criminal, administrative, or investigative, and to assist the Company, or any Affiliate, in any such action, suit or proceeding, by providing information and meeting and consulting at mutually agreeable times and places with the Board or its representatives or counsel, or representatives or counsel to the Company, or any Affiliate, as reasonably requested; provided that such obligation to cooperate does not unreasonably interfere with the Executive’s business or personal affairs. The Company agree to reimburse the Executive for all reasonable expenses incurred by the Executive in connection with his provision of testimony or assistance or other cooperation contemplated by this Section.

(l)	Tax Withholding. The Company and its affiliates may withhold from any amounts payable to the Executive hereunder all federal, state, city, foreign or other taxes that the Company may reasonably determine are required to be withheld pursuant to any applicable law or regulation (it being understood that the Executive shall be responsible for payment of all taxes in respect of the payments and benefits provided herein).

(m)	Headings. The headings in this Agreement are inserted for convenience of reference only and shall not be a part of or control or affect the meaning of any provision hereof.

[signature page follows]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

Spectrum Brands, Inc.

By:	/s/ David R. Lumley
Name:	David R. Lumley
Title:	Chief Executive Officer and President

EXECUTIVE:

/s/ Terry L. Polistina
Name: Terry L. Polistina

Notice Address:

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